Exhibit 99.1

Ameritrans Capital Corporation Declares Dividend on 9 3/8% Cumulative Preferred Stock and Appoints Officers of Ameritrans and Elk Associates Funding Corporation

NEW YORK, July 23, 2010 (BUSINESS WIRE) -- On July 21, 2010, the Board of Directors of Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) (“Ameritrans”) declared a dividend of $0.28125 per share on its 9 3/8% Cumulative Participating Redeemable Preferred Stock (“Preferred Stock”) for the quarterly period commencing April 1, 2010 and ending June 30, 2010.  The dividend is payable to holders of Preferred Stock of record as of August 2, 2010 and will be paid as soon as practicable thereafter.

Also on July 21, 2010, at a joint meeting of the Board of Directors of Ameritrans and its wholly-owned subsidiary, Elk Associates Funding Corporation (“Elk”), certain offices held by officers of Ameritrans and Elk were reconstituted so that officers would generally hold identical offices in both Ameritrans and Elk. Below is a list of the offices held by each officer in Ameritrans and Elk following such action.

Name	Office of Ameritrans and Elk
Michael Feinsod	Chief Executive Officer, President, Interim Chief Financial Officer, Chief Compliance Officer and Treasurer;
Gary Granoff	Chairman, Managing Director
Silvia M. Mullens	Executive Vice President and Secretary
Ellen Walker	Executive Vice President
Lee Forlenza	Senior Vice President; and
Margaret Chance	Vice President.

About Ameritrans

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity securities. Ameritrans’ wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management’s expectations on this date.

Ameritrans Capital Corporation
Michael Feinsod, 212-355-2449